Hudson Pacific Properties, Inc.
Press Release

Hudson Pacific Properties Reports
Third Quarter 2020 Financial Results

Net Loss of $0.04 per Diluted Share
FFO of $0.43 per Diluted Share (Excluding Specified Items)
Signed Nearly 185,000 Square Feet of Office Leases
Achieved cash rent growth of 28.5%, or 24.5% excluding short-term extensions
Stabilized and in-service office portfolios 94.5% and 93.5% leased, respectively
Continued Strong Rent Collections
Collected 97% of Q3 total rents, 98% for office and 100% for studio properties
Collected 94% of October total rents to date, consistent with prior three months
Total Liquidity of $1.3 Billion, No Maturities until 2022
Investment grade credit rated, predominantly unsecured and fixed-rate debt
Development Pipeline Progressing Unabated into Q3
Received Certificate of Occupancy at Harlow, topped off structural steel at One Westside
Completed entitlements to build an additional 479,000 square feet at Sunset Gower Studios
Achieved 100% Carbon Neutral Operations
One of first major real estate companies to achieve this milestone
Strategy eliminates all Scope 1 and 2 GHG emissions
____________
LOS ANGELES (October 29, 2020)—Hudson Pacific Properties, Inc. (the "Company" or "Hudson Pacific") (NYSE: HPP) today announced financial results for the third quarter 2020.

Management Comments & Industry Outlook
Victor Coleman, Hudson Pacific Properties' Chairman and CEO, said:

"Ongoing shutdowns have to date slowed a West Coast recovery, but we're starting to see some positive momentum with the easing of restrictions for non-essential businesses in San Francisco and schools in Los Angeles. Despite any headwinds, and the related impact to fundamentals across our markets, we had a highly productive third quarter. With a fortified balance sheet, over $1.3 billion of liquidity and well-aligned, well-capitalized JV partners, we're still optimally positioned to operate and grow our platform strategically and effectively through the pandemic and beyond.

"Our office and studio properties remain fully open and operational with industry-leading health and safety protocols in place. After Labor Day, we successfully returned 100% of our workforce to our offices in rotating shifts. We collected 97% of our total third quarter rents, including 98% of office and 100% of studio rents, with these trends continuing into October. Our third quarter leasing activity accelerated to nearly 185,000 square feet of deals, including a noteworthy new lease and expansion with Google in San Francisco. We also continued to achieve pre-COVID cash rent spreads of 29%, or 25% excluding any short-term deals.

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"We've hit several major milestones within our development pipeline over the last four months. We obtained our Certificate of Occupancy for Harlow and topped off structural steel at One Westside. Most recently, we received unanimous full approval of our master plan for Sunset Gower, which enables us to commence pre-leasing efforts and ultimately build with our partner Blackstone another nearly half-a-million-square-feet, replicating our success at Sunset Bronson. Now over 50% of our 2.7 million-square-foot future development pipeline is fully entitled and will be ready to build as we emerge from the current crisis.

"I'm also extraordinarily proud that last month we were recognized by the World Green Building Council and others as one of the first major real estate organizations to achieve 100% carbon neutrality across our operations.

"We, like others, continue to face uncertainty around potential business disruptions as a result of COVID-19. As such, we're not reinstating our full-year 2020 FFO guidance, which we initially withdrew on May 5. We'll once again provide further details regarding our business outlook on our earnings call."

Consolidated Financial & Operating Results
For third quarter 2020 compared to third quarter 2019:

•	Net loss attributable to common stockholders of $5.4 million, or $0.04 per diluted share, compared to net income of $58.8 million, or $0.38 per diluted share;

•	FFO, excluding specified items, of $66.0 million, or $0.43 per diluted share, compared to $79.6 million, or $0.51 per diluted share;

◦
Specified items consisting of transaction-related expenses of $0.2 million, or $0.00 per diluted share and one-time debt extinguishment costs of $2.7 million, or $0.02 per diluted share, compared to transaction-related expenses of $0.3 million, or $0.00 per diluted share;

◦
Third quarter 2020 FFO, excluding specified items, includes approximately $0.02 per diluted share of reserves against uncollected cash rents and approximately $0.02 per diluted share of charges to revenue related to a reserve against straight-line rent receivables, resulting in a total negative impact to third quarter 2020 FFO of approximately $0.04 per diluted share, some or all of which may ultimately be collected;

◦	Third quarter 2020 FFO also reflects approximately $0.03 per diluted share decrease in parking revenue, some or all of which will resume with tenant reintegration;

•	FFO, including specified items, of $63.2 million, or $0.41 per diluted share, compared to $79.2 million, or $0.51 per diluted share;

•	Total revenue decreased 5.4% to $196.3 million;

•	Total operating expenses increased 1.0% to $167.6 million; and

•	Interest expense increased 22.2% to $32.5 million.

Office Segment Results
Financial & operating
For third quarter 2020 compared to third quarter 2019:

•	Total revenue decreased 2.5% to $180.7 million. Primary factors include:

◦
Del Amo being taken off-line for repositioning in first quarter of 2020, the conversion of the WeWork lease at Maxwell to a percentage rent structure, lower parking revenue stemming from COVID-19 impacted occupancy, and higher reserves against uncollected rents for certain tenants facing financial hardship related to COVID-19, all partially offset by the

Hudson Pacific Properties, Inc.
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commencement of significant leases, including at EPIC (Netflix, Inc.), Fourth & Traction (Honey Science), Foothill Research Center (Google, Inc.), and 1455 Market (WeWork);

•	Operating expenses decreased 1.3% to $66.1 million. Primary factors include:

◦
Lower expenses associated with all of Del Amo and a portion of Page Mill Center being taken off-line in first quarter of 2020, and the sale of Campus Center in third quarter of 2019, all partially offset largely by higher expenses associated with the aforementioned lease commencements; and

•
Net operating income and cash net operating income for the 40 consolidated same-store office properties decreased 9.2% and 2.2%, respectively. Note the cash net operating income decrease reflects (does not include) approximately $1.3 million of contractually deferred rents, which if adjusted for, would result in cash net operating income decreasing 0.8%.

Leasing

•	Stabilized and in-service office portfolios were 94.5% and 93.5% leased, respectively; and

•
Executed 38 new and renewal leases totaling 184,583 square feet with GAAP and cash rent growth of 40.8% and 28.5%, respectively. Note that third quarter 2020 leasing activity includes 36,837 square feet of short-term extensions (i.e. 12 months or less), largely in connection with COVID-19 tenant relief, at rates at or around in-place contractual rents, with GAAP and cash rent growth for the balance of the square footage of 37.7% and 24.5%, respectively.

Studio Segment Results
Financial & operating
For third quarter 2020 compared to third quarter 2019:

•	Total revenue decreased 29.9% to $15.6 million. Primary factors include:

◦
A decrease in service and other revenue stemming from shelter-in-place measures disrupting production activities and stage utilization. Note that revenue reclassifications in accordance with ASC 842, Leases ("ASC 842") decreased rental revenue, with a corresponding increase in service and other revenue, in the third quarter 2019. Adjusting for these reclassifications, third quarter 2020 rental revenue would have decreased by 16.5%, while service and other revenue would have decreased by a lesser amount resulting in a 52.8% decline, compared to the third quarter 2019;

•	Total operating expenses decreased 21.0% to $9.0 million, primarily due to the aforementioned slowdown in production activity; and

•	Net operating income and cash net operating income for the three same-store studio properties decreased 39.3% and 40.1%, respectively.
Leasing

•	Trailing 12-month occupancy for the three same-store studio properties was 91.3%.

Leasing Activity
Executed significant Bay Area lease

•	Google, Inc. signed a 42,383-square-foot expansion lease through February 2028 at Rincon Center in San Francisco, with 34,779 square feet commencing October 2020 and 7,604 commencing November 2023.

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Balance Sheet
As of the end of the third quarter 2020:

•	$2.3 billion of the Company's share of unsecured and secured debt and preferred units (net of cash and cash equivalents) resulting in a leverage ratio of 38.5%.

•	Approximately $1.3 billion of total liquidity comprised of:

◦	$365.3 million of unrestricted cash and cash equivalents;

◦	$600.0 million of undrawn capacity under the unsecured revolving credit facility; and

◦	$339.5 million of undrawn capacity under the construction loan secured by One Westside and 10850 Pico.

•	Investment grade credit rated with 71.9% unsecured and 94.3% fixed-rate debt and a weighted average maturity of 6.1 years.

Dividend
Paid common dividend

•	The Company's Board of Directors declared a dividend on its common stock of $0.25 per share, equivalent to an annual rate of $1.00 per share.

Capital Transactions
Completed new joint venture to expand studio platform
On July 30, the Company completed the sale of a 49% stake in the Company's 2.2 million-square-foot Hollywood Media Portfolio to funds affiliated with Blackstone Property Partners based on a gross portfolio valuation of $1.65 billion. Hudson Pacific retains 51% ownership and responsibility for day-to-day operations, leasing and development, along with the opportunity to partner with Blackstone to build out 1.1 million square feet of development rights associated with the portfolio and to expand the platform through studio acquisitions in Los Angeles and other markets.
The joint venture closed a $900.0 million mortgage loan secured by the portfolio (the "Hollywood Media Portfolio Loan") with a two-year term from the first payment date, with three one-year extension options, subject to certain requirements. The loan bears interest only payable monthly at an initial interest rate of LIBOR plus 2.15% per annum, and is non-recourse, except as to customary non-recourse carveout guaranties from the Company and Blackstone affiliate.
The Company received approximately $1.27 billion of proceeds from the sale and asset-level financing before credits, prorations and closing costs, and used approximately $849.5 million to repay all outstanding amounts under its revolving credit facilities and the loan secured by Met Park North, as well as term loans B and D, which were set to mature in the second and fourth quarters 2022, respectively. The Company also purchased approximately $107.8 million of the Hollywood Media Portfolio Loan, which bears interest at a weighted average rate of LIBOR plus 3.31% per annum. The remaining transaction/loan proceeds are available for future investments, share repurchases and general corporate purposes.

Repurchased 1.2 million shares of common stock
The Company repurchased 1.2 million shares of common stock at an average price of $22.57 per share using liquidity generated from recapitalization of the Hollywood Media Portfolio. To date in 2020, the Company has repurchased a combined 2.6 million shares of common stock under the previously noted $250.0 million share repurchase plan, at an average price of $23.89.

Hudson Pacific Properties, Inc.
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Development Pipeline
Substantially completed Harlow
On July 2, 2020, the Company received final Certificate of Occupancy for its 106,125-square-foot Harlow office development at Sunset Las Palmas Studios in Hollywood.

ESG Leadership
Achieved 100% carbon neutrality across all operations
On September 10, the Company became one of the first major real estate organizations to be fully carbon neutral across all its operations. As part of its Better Blueprint platform, the Company had previously committed to being net zero carbon by 2025, but achieved that goal early through a combination of energy efficiency, on-site renewables, renewable energy certificates and verified emission reduction credits. These efforts eliminated Scope 1 and 2 greenhouse gas (GHG) emissions generated by the Company's energy use of its buildings.

COVID-19 Update
Continued strong rent collections
During the third quarter, the Company collected approximately 97% of its combined contractual rents, comprised of approximately 98% from office tenants, 100% from studio tenants and 52% from storefront retail tenants. To date, the Company has collected 94% of its October combined contractual rents, comprised of approximately 96% from office tenants, 98% from studio tenants and 51% from storefront retail tenants. The Company implemented a rent relief program for the preponderance of uncollected rents, and the aforementioned collection percentages exclude rents deferred or abated in accordance with COVID-related lease amendments.

Including rents deferred or abated in accordance with COVID-related lease amendments, the Company collected approximately 96% of its third quarter combined contractual rents, comprised of approximately 98% from office tenants, 98% from studio tenants and 48% from storefront retail tenants. The Company collected approximately 95% of its October combined contractual rents to date, comprised of approximately 96% from office tenants, 99% from studio tenants and 52% from storefront retail tenants.

Activities Subsequent to Third Quarter 2020
Received full entitlements for Sunset Gower master plan
On October 22, 2020, the Company received unanimous approval from the Los Angeles City Planning Commission for its Sunset Gower Studios master plan, which provides for the transformation of this iconic studio facility originally built in 1918 into a modern media campus. In addition to preserving the lot's rich history by retaining and restoring the majority of its existing facilities, the plan allows for an additional 478,845 square feet of development, including two sound stages, one high-rise office tower, and one low-rise building housing office and production support space. The Company will have the ability to commence construction as early as 2022.

Topped off structural steel at One Westside
In October, the Company topped off structural steel at One Westside in West Los Angeles. The 584,000-square-foot innovative mall-to-office adaptive reuse project, which is fully funded and pre-leased in its entirety to Google, remains on track to deliver in the first quarter of 2022.

Hudson Pacific Properties, Inc.
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2020 Outlook
The Company withdrew its previous 2020 earnings guidance on May 5 due to the uncertainty around business disruptions related to the COVID-19 pandemic. Given these uncertainties persist, the Company has not reinstated earnings guidance for the balance of the year.

Supplemental Information
Supplemental financial information regarding Hudson Pacific's third quarter 2020 results may be found on the Investors section of the Company's website at HudsonPacificProperties.com. This supplemental information provides additional detail on items such as property occupancy, financial performance by property and debt maturity schedules.

Conference Call
The Company will hold a conference call to discuss third quarter 2020 financial results at 11:00 a.m. PT / 2:00 p.m. ET on October 30, 2020. Please dial (877) 407-0784 to access the call. International callers should dial (201) 689-8560. A live, listen-only webcast can be accessed via the Investors section of the Company's website at HudsonPacificProperties.com, where a replay of the call will be available. A replay will also be available beginning October 30, 2020 at 2:00 p.m. PT / 5:00 p.m. ET, through November 13, 2020 at 8:59 p.m. PT / 11:59 p.m. ET, by dialing (844) 512-2921 and entering the passcode 13710938. International callers should dial (412) 317-6671 and enter the same passcode.

About Hudson Pacific
Hudson Pacific is a real estate investment trust with a portfolio of office and studio properties totaling nearly 19 million square feet, including land for development. Focused on premier West Coast epicenters of innovation, media and technology, its anchor tenants include Fortune 500 and leading growth companies such as Netflix, Google, Square, Uber, NFL Enterprises and more. Hudson Pacific is publicly traded on the NYSE under the symbol HPP, and listed as a component of the S&P MidCap 400 Index. For more information visit HudsonPacificProperties.com.

Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," or "potential" or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events, or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company's control that may cause actual results to differ significantly from those expressed in any forward-looking statement. All forward-looking statements reflect the Company's good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company's future results to differ materially from any forward-looking statements, see the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission, or SEC, and other risks described in documents subsequently filed by the Company from

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time to time with the SEC.

Investor Contact
Laura Campbell
Senior Vice President, Investor Relations and Marketing
(310) 622-1702
lcampbell@hudsonppi.com

Media Contact
Laura Murray
Director, Communications
(310) 622-1781
lmurray@hudsonppi.com

(FINANCIAL TABLES FOLLOW)

Hudson Pacific Properties, Inc.
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Consolidated Balance Sheets
In thousands, except share data

	September 30, 2020	December 31, 2019
	(Unaudited)
ASSETS
Investment in real estate, at cost	$7,534,773	$7,269,128
Accumulated depreciation and amortization	(1,040,907)	(898,279)
Investment in real estate, net	6,493,866	6,370,849
Cash and cash equivalents	365,294	46,224
Restricted cash	38,979	12,034
Accounts receivable, net	14,136	13,007
Straight-line rent receivables, net	226,510	195,328
Deferred leasing costs and lease intangible assets, net	255,907	285,448
U.S. Government securities	136,649	140,749
Operating lease right-of-use asset	266,059	269,029
Prepaid expenses and other assets, net	80,727	68,974
Investment in unconsolidated real estate entity	63,874	64,926
TOTAL ASSETS	$7,942,001	$7,466,568

LIABILITIES AND EQUITY
Liabilities
Unsecured and secured debt, net	$3,055,197	$2,817,910
In-substance defeased debt	132,560	135,030
Joint venture partner debt	66,136	66,136
Accounts payable, accrued liabilities and other	282,766	212,673
Operating lease liability	270,827	272,701
Lease intangible liabilities, net	23,525	31,493
Security deposits and prepaid rent	75,987	86,188
Total liabilities	3,906,998	3,622,131

Redeemable preferred units of the operating partnership	9,815	9,815
Redeemable non-controlling interest in consolidated real estate entities	126,896	125,260

Equity
Hudson Pacific Properties, Inc. stockholders' equity:
Common stock, $0.01 par value, 490,000,000 authorized, 152,143,492 shares and 154,691,052 shares outstanding at September 30, 2020 and December 31, 2019, respectively	1,522	1,546
Additional paid-in capital	3,233,105	3,415,808
Accumulated other comprehensive loss	(12,795)	(561)
Total Hudson Pacific Properties, Inc. stockholders' equity	3,221,832	3,416,793
Non-controlling interest—members in consolidated entities	644,924	269,487
Non-controlling interest—units in the operating partnership	31,536	23,082
Total equity	3,898,292	3,709,362
TOTAL LIABILITIES AND EQUITY	$7,942,001	$7,466,568

Hudson Pacific Properties, Inc.
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Consolidated Statements of Operations
In thousands, except share data

	Three Months Ended September 30,				Nine Months Ended September 30,

	2020		2019		2020	2019
REVENUES
Office
Rental	$178,256		$179,197		$540,023	$521,650
Service and other revenues	2,460		6,162		11,428	18,339
Total office revenues	180,716		185,359		551,451	539,989
Studio
Rental	11,724		11,086		36,767	38,001
Service and other revenues	3,845		11,117		12,904	23,342
Total studio revenues	15,569		22,203		49,671	61,343
Total revenues	196,285		207,562		601,122	601,332
OPERATING EXPENSES
Office operating expenses	66,075		66,969		194,546	188,680
Studio operating expenses	9,034		11,440		27,635	32,088
General and administrative	17,428		17,661		53,943	54,099
Depreciation and amortization	75,052		69,781		222,331	207,892
Total operating expenses	167,589		165,851		498,455	482,759
OTHER (EXPENSE) INCOME
(Loss) income from unconsolidated real estate entity	(105)		(260)		69	(345)
Fee income	575		656		1,741	931
Interest expense	(32,492)		(26,590)		(86,839)	(77,492)
Interest income	1,056		1,002		3,129	3,034
Transaction-related expenses	(181)		(331)		(440)	(459)
Unrealized gain (loss) on non-real estate investment	513		—		(2,335)	—
Gain on sale of real estate	—		47,100		—	47,100
Impairment loss	—		—		—	(52,201)
Other income (loss)	576		(333)		1,606	(258)
Total other (expense) income	(30,058)		21,244		(83,069)	(79,690)
Net (loss) income	(1,362)	—	62,955	—	19,598	38,883
Net income attributable to preferred units	(153)		(153)		(459)	(459)
Net income attributable to participating securities	(109)		(274)		(321)	(138)
Net income attributable to non-controlling interest in consolidated real estate entities	(5,170)		(3,660)		(12,577)	(9,798)
Net loss attributable to redeemable non-controlling interest in consolidated real estate entities	1,304		347		2,707	1,505
Net loss (income) attributable to non-controlling interest in the operating partnership	54		(460)		(89)	(225)
NET (LOSS) INCOME ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(5,436)		$58,755		$8,859	$29,768

BASIC AND DILUTED PER SHARE AMOUNTS
Net (loss) income attributable to common stockholders—basic	$(0.04)		$0.38		$0.06	$0.19
Net (loss) income attributable to common stockholders—diluted	$(0.04)		$0.38		$0.06	$0.19
Weighted average shares of common stock outstanding—basic	153,196,007		154,414,452		153,643,278	154,398,466
Weighted average shares of common stock outstanding—diluted	153,196,007		156,498,919		156,030,815	156,400,075

Hudson Pacific Properties, Inc.
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Funds From Operations
Unaudited, in thousands, except per share data

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
RECONCILIATION OF NET (LOSS) INCOME TO FUNDS FROM OPERATIONS (“FFO”)(1):
Net (loss) income	$(1,362)	$62,955	$19,598	$38,883
Adjustments:
Depreciation and amortization—Consolidated	75,052	69,781	222,331	207,892
Depreciation and amortization—Corporate-related	(581)	(543)	(1,720)	(1,596)
Depreciation and amortization—Company's share from unconsolidated real estate entity	1,445	1,751	4,181	2,314
Gains on sale of real estate	—	(47,100)	—	(47,100)
Impairment loss	—	—	—	52,201
Unrealized (gain) loss on non-real estate investment(2)	(513)	—	2,335	—
FFO attributable to non-controlling interests	(10,725)	(7,463)	(24,619)	(21,032)
FFO attributable to preferred units	(153)	(153)	(459)	(459)
FFO to common stockholders and unitholders	63,163	79,228	221,647	231,103
Specified items impacting FFO:
Transaction-related expenses	181	331	440	459
One-time straight line rent reserve	—	—	2,620	—
One-time debt extinguishment cost	2,654	—	2,654	143
FFO (excluding specified items) to common stockholders and unitholders	$65,998	$79,559	$227,361	$231,705

Weighted average common stock/units outstanding—diluted	154,774	156,011	155,422	155,912
FFO per common stock/unit—diluted	$0.41	$0.51	$1.43	$1.48
FFO (excluding specified items) per common stock/unit—diluted	$0.43	$0.51	$1.46	$1.49

1.
Hudson Pacific calculates FFO in accordance with the White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). The White Paper defines FFO as net income or loss calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), excluding gains and losses from sales of depreciable real estate and impairment write-downs associated with depreciable real estate, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), adjusting for consolidated and unconsolidated joint ventures. The calculation of FFO includes amortization of deferred revenue related to tenant-funded tenant improvements and excludes the depreciation of the related tenant improvement assets. Hudson Pacific believes that FFO is a useful supplemental measure of its operating performance. The exclusion from FFO of gains and losses from the sale of operating real estate assets allows investors and analysts to readily identify the operating results of the assets that form the core of the Company's activity and assists in comparing those operating results between periods. Also, because FFO is generally recognized as the industry standard for reporting the operations of REITs, it facilitates comparisons of operating performance to other REITs. However, other REITs may use different methodologies to calculate FFO, and accordingly, the Company's FFO may not be comparable to all other REITs.

Implicit in historical cost accounting for real estate assets in accordance with GAAP is the assumption that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies using historical cost accounting alone to be insufficient. Because FFO excludes depreciation and amortization of real estate assets, Hudson Pacific believes that FFO along with the required GAAP presentations provides a more complete measurement of the Company's performance relative to its competitors and a more appropriate basis on which to make decisions involving operating, financing and investing activities than the required GAAP presentations alone would provide. Hudson Pacific uses FFO per share to calculate annual cash bonuses for certain employees.

However, FFO should not be viewed as an alternative measure of Hudson Pacific's operating performance because it does not reflect either depreciation and amortization costs or the level of capital expenditures and leasing costs necessary to maintain the operating performance of the Company's properties, which are significant economic costs and could materially impact the Company's results from operations.

2. Hudson Pacific recognized a $0.5 million unrealized gain and $2.3 million net unrealized loss on a unconsolidated non-real estate investment accounted for using the cost method approach during the three and nine months ended September 30, 2020, respectively.

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Net Operating Income
Unaudited, in thousands

	Three Months Ended September 30,
	2020	2019
RECONCILIATION OF NET (LOSS) INCOME TO NET OPERATING INCOME (“NOI”)(1):
Net (loss) income	$(1,362)	$62,955
Adjustments:
Loss from unconsolidated real estate entity	105	260
Fee income	(575)	(656)
Interest expense	32,492	26,590
Interest income	(1,056)	(1,002)
Transaction-related expenses	181	331
Unrealized gain on non-real estate investment	(513)	—
Gain on sale of real estate	—	(47,100)
Other (income) loss	(576)	333
General and administrative	17,428	17,661
Depreciation and amortization	75,052	69,781
NOI	$121,176	$129,153

NET OPERATING INCOME BREAKDOWN
Same-store office cash revenues	150,128	152,447
Straight-line rent	1,870	9,377
Amortization of above-market and below-market leases, net	2,330	2,603
Amortization of lease incentive costs	(440)	(463)
Same-store office revenues	153,888	163,964

Same-store studios cash revenues	15,323	21,998
Straight-line rent	255	214
Amortization of above-market and below-market leases, net	(6)	—
Amortization of lease incentive costs	(3)	(9)
Same-store studio revenues	15,569	22,203

Same-store revenues	169,457	186,167

Same-store office cash expenses	54,606	54,771
Straight-line rent	365	366
Non-cash portion of interest expense	2	—
Amortization of above-market and below-market ground leases, net	586	586
Same-store office expenses	55,559	55,723

Same-store studio cash expenses	9,004	11,440
Non-cash portion of interest expense	30	—
Same-store studio expenses	9,034	11,440

Same-store expenses	64,593	67,163

Same-store net operating income	104,864	119,004
Non-same-store net operating income	16,312	10,149
NET OPERATING INCOME	$121,176	$129,153

SAME-STORE OFFICE NOI DECREASE	(9.2)%
SAME-STORE OFFICE CASH NOI DECREASE	(2.2)%
SAME-STORE STUDIO NOI DECREASE	(39.3)%
SAME-STORE STUDIO CASH NOI DECREASE	(40.1)%

Hudson Pacific Properties, Inc.
Press Release

1.
Hudson Pacific evaluates performance based upon property NOI from continuing operations. NOI is not a measure of operating results or cash flows from operating activities or cash flows as measured by GAAP and should not be considered an alternative to income from continuing operations, as an indication of the Company's performance, or as an alternative to cash flows as a measure of liquidity, or the Company's ability to make distributions. All companies may not calculate NOI in the same manner. Hudson Pacific considers NOI to be a useful performance measure to investors and management because when compared across periods, NOI reflects the revenues and expenses directly associated with owning and operating the Company's properties and the impact to operations from trends in occupancy rates, rental rates and operating costs, providing a perspective not immediately apparent from income from continuing operations. Hudson Pacific calculates NOI as net income (loss) excluding corporate general and administrative expenses, depreciation and amortization, impairments, gains/losses on sales of real estate, interest expense, transaction-related expenses and other non-operating items. Hudson Pacific defines NOI as operating revenues (including rental revenues, other property-related revenue, tenant recoveries and other operating revenues), less property-level operating expenses (which includes external management fees, if any, and property-level general and administrative expenses). NOI on a cash basis is NOI adjusted to exclude the effect of straight-line rent and other non-cash adjustments required by GAAP. Hudson Pacific believes NOI on a cash basis is helpful to investors as an additional measure of operating performance because it eliminates straight-line rent and other non-cash adjustments to revenue and expenses.